Exhibit 10.2

Letter of Project Cooperation

This agreement is entered into as of July 17, 2010 by the both parties listed below, in Beijing.
Contract #: HZH2010-7a

Party A: Beijing Haidian Wired Broadcast and CATV Network Information Center
Address: #11, West 4th Ring Road North Road, Haidian District, Beijing
Legal representative: Zhang Wenming

Party B: Zhongdiantong (Beijing) Digital TV Development Co., Ltd.
Address: Room 729, Beijing Jingdong Road 3, Yizhuang District, Beijing
Legal representative: Wu Aiping

Whereas,

(1) Project cooperative relationship will be established between Party A and Party B, as they will jointly responsible for the bidirectional network restructuring, HD digital TV broadcasting, and interactive TV application service development of the digital CATV within the administrative region of Haidian District; and
(2) The project will be implemented by the both parties in the mode of project cooperation at the initial stage. The both parties shall invest the related resources, allocate the incomes as per the specified proportions, and standardize the project implementation as per the cooperative framework agreement of this project. The both parties agree to establish a new company to sustain and continue the current services for permanent operation if the project is well conducted and good achievements are obtained.

Thereby, Party A and Party B, through good-faith negotiations, reach a consensus in terms of bidirectional network restructuring, HD digital TV broadcasting, and interactive TV application service development, and conclude the agreement below.

Article One                                Foundation for Cooperation

1.1 Driven by the demands of respective service development, the both parties conduct, under the premises of mutual benefits, cooperation on this project out of their own will. The both parties will invest the complementary resources and are committed to create more benefits through win-win cooperation. Party A shall be responsible for providing the operating qualifications, network resources, engineering and operating services, while Party B shall be responsible for providing the equipment investment, technical supports, and engineering mounting listed in Article Four herewith. The both parties will develop the market jointly.

Article Two                                Cooperative Services

2.1 Party A shall be responsible for providing any and all operating qualifications (business license, business certificate, and governmental approvals, etc.) required by the cooperative project, channel and program resources, engine room and auxiliary facilities and mounting environment, HFC trunk optical cable transmission network, and all HFC network linked directly to the user’s family;

2.2 Party B shall be responsible for providing digital TV and cable broadband service frontend, service support system software and hardware platform, HFC transmission device, CMTS and RFOG device, and terminal device (STB, CM);

2.3 The both parties will operate through cooperation the HD-based (compatible with SD) cable digital TV services, and cable broadband (hereinafter shortened as HDBS), including shifted signal, program-on-demand, and interactive TV services and other application services, and shall allocate the operating incomes as per this Agreement.

2.4 The both parties shall jointly plan HDBS product varieties, bundling methods and sales prices, and work out jointly the sales and service strategies, with a view to get accustomed to the market development.

Article Three                                HFC Optical fiber Network Restructuring

3.1 Party A shall be responsible for conducting network restructuring and supplementary engineering over the original HFC optical fiber trunk network, to cover the entire regions with no less than 150,000 users. The restructuring standards of this optical fiber trunk network shall be worked out by Party A and Party B jointly, which shall measure up with the cooperative requirements of bidirectional access network of this project.

3.2 Party A shall bear and borne the costs and expenses incurred by network restructuring and supplementary engineering.

Article Four                                Obligations, Rights and Responsibilities of the Both Parties

4.1 Party A

4.1.1 Responsible for the operation of this project;

4.1.2 Responsible for providing sufficient cable broadband outlet bandwidth;

4.1.3 Responsible for providing all operating qualifications associated with the lawful operation of this project, including but without limitation to the business license, business certificate and the related approvals (please refer to Annex 1);

4.1.4 Responsible for providing the frontend engine room, auxiliary facilities and premises required by Party B and frontend device mounting, as well as the environment and facilities required for mounting of all RFOG nodes;

4.1.5 Responsible for providing any and all HFC transmission network from the frontend to the user end, the optical fiber of which shall be paved to the staircase or floors of the covered areas, combing the coaxial cable, reducing amount of the branch distributor and removing the secondary branch distributor and active amplification device;

4.1.6 Responsible for safekeeping, safe operation and maintenance of devices of Party B;

4.1.7 Responsible for protecting the lawful rights and interests invested by Party B. Under such situation that this project can’t be performed normally due to acquisition of it by a third party, Party A shall solicit for the opinions of Party B and shall not dispose devices and facilities invested by Party B and the investment allocation rights of Party B;

4.1.8 The implementation scope of this project shall cover the network coverage of Party A. based upon the market-oriented step-specific implementation rules, the both parties shall list areas for implementation of this project during different stages in Annex 2 to this Agreement, as well as the project schedule, in a bid to reach the expected objective;

4.1.9 Keep appropriately and maintain the service frontends, service support system software and hardware platform, HFC transmission device, CMTS and RFOG devices invested by Party B and ensure them operate in a good condition. If the above-mentioned items are damaged or get lost due to Party A’s deliberate behaviors or misconduct, Party A shall bear any and all costs and expenses required for Party B to invest again the devices and facilities; and

4.1.10 Assume other responsibilities jointly negotiated and agreed by the both parties.

4.2 Party B

4.2.1 Responsible for providing the digital TV frontends, and CMTS devices and management systems listed in Annex 3 and Annex 4 hereto. The devices and systems provided shall accord with the requirements of current services of the both parties;

4.2.2 Responsible for providing for free the set-top-boxes to users applying for digital TV services, and the set-top-boxes provided shall provide support for HD and SD presence simultaneously;

4.2.3 Responsible for free-of-charge maintenance and replacement of the devices, systems and facilities invested during the operating period of this project;

4.2.4 Responsible for meeting, through technical and functional upgrade, the demands for new services of both parties in the future;

4.2.5 Responsible for providing HFC transmission device, bidirectional restructuring and RFOG, the optical access node devices of FTTB;

4.2.6 Responsible for mounting RFOG devices with the help of Party A;

4.2.7 Responsible for providing CM to users of cable broadband services; and

4.2.8 Responsible for construction and implementation of interactive TV application service system platform.

Article Five                                Program Progress Schedule

5.1 Startup stage

5.1.1 Within four (4) weeks after this Agreement is concluded, the both parties shall complete discussions, review Annex 1 ～ Annex 4, and conclude Annex 2, Annex 3 and Annex 4;

5.1.2 Within four (4) months after this Agreement is concluded, Party A shall complete the assignments listed in 4.1.4 ～ 4.1.5;

5.1.3 Within four (4) months after this Agreement is concluded, Party B shall complete the assignments listed in 4.2.4～4.2.9; and

5.1.4 The both parties shall finish the joint receiving inspection and handover of the above-mentioned assignments within four (4) months after this Agreement is concluded.

5.2 Operating stage

5.2.1 The project shall start to operate in the fourth month after this Agreement is concluded; and

5.2.2 The both parties shall assume their obligations and responsibilities respectively as per their provisions herewith.

Article Six                                Operating Income Allocation

The both parties shall, under the premises of due diligence, allocate the operating incomes as the specified proportions:

6.1 Allocation of digital TV subscription: based upon the amount of digital TV users for who the set-top-boxes have been mounted, Party A shall pay RMB 10 / user as the division to Party B each month. If Party A collects the subscription from users once a year, a half year or a quarter, then Party A shall pay the division to Party B by months of subscription collected × RMB 10/month, at one go;

6.2 Cable broadband access service income allocation: based upon amount of users that have provisioned (Party A has collected the service expenses for such services from the users) the cable broadband access services, Party A shall Party B RMB 15 / month • user. If Party A collects the services expenses from users once a year, a half year or a quarter, then Party A shall similarly pay the division to Party B by months of service expenses collected × RMB 15/month, at one go;

6.3 For other value-added services, the both parties shall specify in the additionally executed agreements;

6.4 The divisions mentioned above shall be settled once a quarter; and

6.5 After this Agreement expires, the residual values of all devices, systems and facilities invested to this project will be calculated after the depreciation is accrued by 6-year depreciation proportion, and Party A might choose to purchase such devices, systems and facilities by the calculated residual value, in whole or in part.

Article Seven                                           Period of Validity of the Agreement and Relevant Provision

7.1 The cooperative term of the both parties over this project is eight (8) years (to be calculated as per the actual operating income division cycle);

7.2 During the cooperative term of this project, Party B shall continue to invest and upgrade the device, system and facility resources as per user service and amount growth, and Party A agrees that the service frontends, service support system hardware platform, HFC transmission devices, CMTS, and RFOG invested by Party B will be depreciated by 6-year linear depreciation. For the devices that have not been fully depreciated, Party A shall allocate operating income to Party B as per the provisions in Article Six herewith until such devices are fully depreciated, or Party A shall purchase back such devices as per the afore-said residual value, in cash;

7.3 After this Agreement is executed, either party shall not conduct the same or similar cooperation with other companies within the implementation scope of this project, except otherwise agreed by the both parties;

7.4 The both parties are not limited to conduct services other than this cooperative project. At the same time, the both parties shall support the other party to conduct other value-added services other than this cooperative project; and

7.5 The Party B shall provide a performance bond with a value of RMB 1.00m within ten (10) days after this Agreement is executed, which shall be saved into a jointly managed account or a bank supervised account. One year after project implementation (or the actual costs of devices, systems and facilities invested by Party B have exceed RMB 1.00m), Party B can take back the above-mentioned performance bond, which shall be returned to Party B, in whole.

Article Eight                                Breach Responsibilities

To be provided in the formally executed agreement (omitted herewith).

Article Nine                                Miscellaneous

This Agreement will be executed in duplicates, with each party holds one, and will become effective on the very day the representative of each party signs and chops its common stamps on it. For affairs untouched in this Agreement, the both parties shall conclude a supplementary agreement, which shall be of the same and equal force to this Agreement.

Party A: Beijing Haidian Wired Broadcast and CATV Network Information Center (common stamp)

Legal representative or authorized representative (signature): Zhang Wenming

Party B: Zhongdiantong (Beijing) Digital TV Development Co., Ltd. (common stamp)

Legal representative or authorized representative (signature): Wu Aiping

Annex 1 (business license, business certificate, and governmental approvals)

Annex 2 (the estimated finish dates below can be advanced)

Implementation stage	Implementation region	Target amount of users for mounting	Estimated finish date
Stage 1	Xibeiwang, Shangzhuang	20,000	Oct. 31, 2010
Stage 2	Beibu Xinqu	30,000	Jan. 31, 2011
Stage 3	Overall translation of digital TV of the affiliated regions finishes completely	100,000	Dec. 31, 2011

Note: based upon the service promotion progress, the implementation regions during Stage 2 and Stage 3 will be fixed by the both parties after discussions.

Annex 3 broadband network frontend system and bidirectional access network restructuring

Item #	Device description	Device specification	Device amount	Remarks
1	CMTS exchange	US CASA	1 set	The system will be escalated along with user growth
2	RFoG photoelectric switcher	Taiwan UMEC	1 for 250 users	As per the coverage
3	CMTS user management system	SMS user management Billing and settlement	1 set
4	HFC photoelectric transmission device			In support of optical nodes to all services provisioned

Note: the detailed list of the actual system devices will be fixed by the both parties as per the service development situation.

Annex 4 Digital TV presence frontend system and value-added application service system

Item #	Device description	Device specification	Remarks
1	DVB digital TV broadcasting frontend system	Basic requirements on digital TV broadcasting of Haidian District
2	Data broadcasting system	Server	As per the coverage
3	Value-added application service system	IP Base value-added application service frontend	As per each application service function demand

Note: the detailed list of actual system devices required will be fixed by the both parties as per the service development demands.